                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11


                                                     Three Months Ended                   Six Months Ended
                                                        December 31,                         December 31,
                                                    1998             1997              1998            1997
                                                ------------     ------------      ------------    -------------
Net Income (Loss)                               $    399,381     $    (53,176)     $    953,159    $    (499,151)
                                                ------------     ------------      ------------    -------------
Average shares issued                                 31,356           31,356            31,356           31,356

Average net effect of dilutive stock
  options-based on the treasury stock
  method                                               6,090               (1)            6,090               (1)

Less:  average treasury stock                         (3,698)          (3,698)           (3,698)          (3,698)
                                                ------------     ------------      ------------    -------------
  Total stock and stock equivalents                   33,748           27,658            33,748           27,658
                                                ============     ============      ============    =============
Primary Earnings (Loss) per share               $      14.44     $     (1.92)      $      34.46    $     (18.05)
                                                ============     ============      ============    =============
Earnings (Loss) per share assuming dilution     $      11.83     $     (1.92)      $      28.24    $      18.05
                                                ============     ============      ============    =============

(1) Per FASB #128 - Dilution not reflected in loss situation.